Exhibit 99.1

FOR IMMEDIATE RELEASE
Company Contact: Mark Turfler SVP/CFO (858) 549-6340 rfi@rfindustries.com	Investor Contact: Robert Jacobs Jacobs Consulting (310) 927 3108 robert.jacobs@jacobscon.com

RF Industries Appoints Robert Dawson to Board of Directors

SAN DIEGO, CA, June 25, 2018 . . . RF INDUSTRIES, LTD, (NASDAQ:RFIL), a national manufacturer and marketer of interconnect products and systems, today announced that it has appointed Robert Dawson, the Company’s President and Chief Executive Officer, to its Board of Directors.

“We are delighted to welcome Rob to our Board,” said Marvin Fink, Chairman of the Board.

“Under his leadership, the Company has benefitted from his ability to develop a culture of growth based on core values of positivity, accountability and communication. As a result, the Company has experienced significant sales and earnings growth since he joined the Company less than a year ago. Adding Rob to the Board is part of our strategy for building a platform for long-term growth and we look forward to his continued contributions.”

Prior to joining RF Industries on July 17, 2017, Mr. Dawson, 44, was President and CEO of Vision Technology Services, an information technology consulting and project management company acquired by BG Staffing. He spent 2007-2013 at TESSCO Technologies, a publicly traded distributor of wireless products and services. At TESSCO Mr. Dawson held multiple executive roles in sales, marketing, product management and strategy culminating with being Vice President of Sales, responsible for TESSCO’s sales organization and leading a team delivering more than $700 million in sales. He joined TESSCO through the 2007 acquisition of NetForce Solutions, a technology training and consulting firm that he co-founded in 2000 and led as the Chief Executive Officer through seven years of growth before being acquired by TESSCO.

Dawson received his Bachelor's degree in Business Administration from Hillsdale College. He has been a frequent speaker on wireless and telecommunications developments and trends, including Distributed Antenna Systems.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, wire harnesses, fiber optic cables, custom cabling and data center equipment. The Company is headquartered in San Diego, California with operations in New York, Connecticut and New Jersey. Please visit the RF Industries website at www.rfindustries.com.

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7610 Miramar Road, San Diego, CA 92126-4202 • (858) 549-6340 • (800) 233-1728 • FAX (858) 549-6345

E-mail: rfi@rfindustries.com • Internet: www.rfindustries.com